SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                 SCHEDULE 13G
                                (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)

                                (Amendment No. 1)(1)


                              SportsLine.Com, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, Par Value $.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   848934105
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                               October 29, 2002
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [X]  Rule 13d-(c)

          [_]  Rule 13d-1(d)


----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


(SC13G-07/99)

CUSIP No. 848934105                  13G                      Page 2 of 11 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     AT&T Corp.
     I.R.S. Identification No. 13-4924710
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


     New York
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           - 0 -
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          - 0 -
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         - 0 -
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            - 0 -
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     - 0 -
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


     0%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON


     CO
________________________________________________________________________________

CUSIP No. 848934105                  13G                      Page 3 of 11 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Comcast MO Group, Inc. (formerly named MediaOne Group, Inc.)
     I.R.S. Identification No. 91-2047743
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


     Delaware
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           - 0 -
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          1,596,919
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         - 0 -
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            1,596,919
_______________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     1,596,919
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


     4.2%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON


     CO
________________________________________________________________________________

CUSIP No. 848934105                  13G                      Page 4 of 11 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Comcast of Georgia, Inc. (formerly named MediaOne of Colorado, Inc.)
     I.R.S. Identification No. 84-1242269
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


     Colorado
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           - 0 -
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          1,596,919
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         - 0 -
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            1,596,919
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     1,596,919
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


     4.2%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON


     CO
________________________________________________________________________________

CUSIP No. 848934105                  13G                      Page 5 of 11 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Comcast MO Interactive Services, Inc. (formerly named MediaOne Interactive
       Services, Inc.)
     I.R.S. Identification No. 84-1320963
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


     Colorado
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           - 0 -
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          1,596,919
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         - 0 -
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            1,596,919
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     1,596,919
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


     4.2%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON


     CO
________________________________________________________________________________

CUSIP No. 848934105                  13G                      Page 6 of 11 Pages

Item 1(a).  Name of Issuer:


            SportsLine.Com, Inc.
________________________________________________________________________________
Item 1(b).  Address of Issuer's Principal Executive Offices:

            6340 NW 5th Way
            Ft. Lauderdale, FL  33309
________________________________________________________________________________
Item 2(a).  Name of Persons Filing:

            This statement is being filed on behalf of the persons identified below (the "Reporting Persons").

            AT&T Corp.
            Comcast MO Group, Inc. (formerly named MediaOne Group, Inc.)
            Comcast of Georgia, Inc. (formerly named MediaOne of Colorado, Inc.) Comcast MO Interactive Services, Inc. (formerly named MediaOne Interactive Services, Inc.)

            Comcast MO Group, Inc., Comcast of Georgia, Inc. and Comcast MO Interactive Services, Inc. are collectively referred to herein as "MediaOne".
________________________________________________________________________________
Item 2(b).  Address of Principal Business Office, or if None, Residence:

            AT&T Corp.'s principal business office is located at 900 Rt.
            202/206 N., Bedminster, NJ  07921.
            MediaOne's principal business office is located at 1500 Market Street, Philadelphia, PA 19102-2184 (c/o Comcast Corporation).
________________________________________________________________________________
Item 2(c).  Citizenship:

            AT&T Corp. - New York
            Comcast MO Group, Inc. (formerly named MediaOne Group, Inc.) - Delaware
            Comcast of Georgia, Inc. (formerly named MediaOne of Colorado, Inc.)
            - Colorado
            Comcast MO Interactive Services, Inc. (formerly named MediaOne Interactive Services, Inc.) - Colorado
________________________________________________________________________________
Item 2(d).  Title of Class of Securities:


            Common Stock, $.01 par value (the "Shares")
________________________________________________________________________________
Item 2(e).  CUSIP Number:


            848934105
________________________________________________________________________________

CUSIP No. 848934105                  13G                      Page 7 of 11 Pages

________________________________________________________________________________
Item 3.

         If this Statement is Filed Pursuant to Rules 13d-1(b) or 13d-2(b) or
         (c), Check Whether the Person Filing is a:

         (a)  [_]  Broker or dealer registered under Sectio 15 of the Exchange
                   Act.
         (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.
         (c) [_] Insurance Company as defined in Section 3(a)(19) of the Exchange Act.
         (d) [_] Investment Company registered under Section 8 of the Investment Company Act.
         (e)  [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)
                   (E).
         (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).
         (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).
         (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.
         (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.
         (j)  [_]  Group, in accordance with Rule 13d-1(b)(ii)(J).
________________________________________________________________________________
Item 4.  Ownership.

         This is an exit filing with respect to each Reporting Person listed in
         Item 2(a) above. Each Reporting Person is a beneficial owner of less than 5% of the outstanding Shares.

         (a)-1    Amount beneficially owned by AT&T Corp.:  - 0 -
                  ______________________________________________________________

         (a)-2    Amount beneficially owned by MediaOne:  1,596,919
                  ______________________________________________________________

         (b)-1    Percent of class owned by AT&T Corp:  - 0 -
                  ______________________________________________________________

         (b)-2    Percent of class owned by MediaOne:  4.2%
                  ______________________________________________________________
         (c)-1    Number of shares as to which AT&T Corp. has:

                  (i)   Sole power to vote or to direct the vote:  - 0 -

                  (ii)  Shared power to vote or to direct the vote:  - 0 -

                  (iii) Sole power to dispose or to direct the disposition of:
                        - 0 -
                  (iv)  Shared power to dispose or to direct the disposition of:
                        - 0 -
                  ______________________________________________________________
         (c)-2    Number of shares as to which MediaOne has:

                  (i)   Sole power to vote or to direct the vote:  - 0 -

                  (ii)  Shared power to vote or to direct the vote:
                        1,596,919

                  (iii) Sole power to dispose or to direct the disposition of:
                        - 0 -

                  (iv)  Shared power to dispose or to direct the disposition of:
                        1,596,919
________________________________________________________________________________
Item 5.  Ownership of Five Percent or Less of a Class.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:
          ----
         / X /
         ----
________________________________________________________________________________
Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

         Not Applicable
________________________________________________________________________________

CUSIP No. 848934105                  13G                      Page 8 of 11 Pages

________________________________________________________________________________
Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

         Not Applicable
________________________________________________________________________________
Item 8.  Identification  and  Classification  of Members of the Group.

         Not Applicable
________________________________________________________________________________
Item 9.  Notice of Dissolution of Group.

         Not Applicable
________________________________________________________________________________
Item 10. Certification:

         Not Applicable

CUSIP No. 848934105                  13G                      Page 9 of 11 Pages

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated as of:  December 10, 2002


                                        AT&T Corp.

                                        By:     /s/ H. David Schwartz
                                           -------------------------------------
                                        Name:       H. David Schwartz
                                        Title:      Assistant Secretary


                                        Comcast MO Group, Inc.

                                        By:     /s/ Arthur R. Block
                                           -------------------------------------
                                        Name:       Arthur R. Block
                                        Title:      Senior Vice President


                                        Comcast of Georgia, Inc.

                                        By:     /s/ Arthur R. Block
                                           -------------------------------------
                                        Name:       Arthur R. Block
                                        Title:      Senior Vice President


                                        Comcast MO Interactive Services, Inc.

                                        By:     /s/ Arthur R. Block
                                           -------------------------------------
                                        Name:       Arthur R. Block
                                        Title:      Senior Vice President

CUSIP No. 848934105                  13G                     Page 10 of 11 Pages

Joint Filing Termination Rider

                                   SCHEDULES

Schedule I Termination of Joint Filing Agreement dated February 12, 2001 among the signatories to this Amendment No. 1 to Schedule 13G.

CUSIP No. 848934105                  13G                     Page 11 of 11 Pages

                                   SCHEDULE I

                     TERMINATION OF JOINT FILING AGREEMENT
                     EXECUTED PURSUANT TO RULE 13d-1(k)(1)

As of the effective filing of this Amendment No. 1 to Schedule 13G, The Joint Filing Agreement among the undersigned dated February 12, 2001 shall terminate. This termination may be executed in any number of counterparts and all of such counterparts taken together shall constitute one and the same instrument.


Dated as of:  December 10, 2002

                                       AT&T Corp.

                                       By:        /s/ H. David Schwartz
                                          --------------------------------------
                                          Name:       H. David Schwartz
                                          Title:      Assistant Secretary


                                       Comcast MO Group, Inc.

                                       By:        /s/ Arthur R. Block
                                          --------------------------------------
                                          Name:       Arthur R. Block
                                          Title:      Senior Vice President


                                       Comcast of Georgia Inc.

                                       By:        /s/ Arthur R. Block
                                          --------------------------------------
                                          Name:       Arthur R. Block
                                          Title:      Senior Vice President


                                       Comcast MO Interactive Services, Inc.

                                       By:        /s/ Arthur R. Block
                                          --------------------------------------
                                          Name:       Arthur R. Block
                                          Title:      Senior Vice President